Exhibit 99.1

NRG Energy, Inc. Reports First Quarter Results and Reaffirms 2024 Financial Guidance

•Strong financial and operational performance in the first quarter of 2024 with GAAP Net Income of $511 million and Adjusted EBITDA of $849 million
•Diversified supply strategy performed well across all segments resulting in margin expansion in the East and West while mitigating the impacts of mild winter weather conditions in Texas
•Consumer Energy and Smart Home platforms increased customer counts year over year by 8% and 6%, respectively
•Concluded previously announced $950 million accelerated share repurchase program at an average price of $50.43 per share, and reaffirming 2024 capital allocation commitment of $825 million in additional share repurchases
•Advanced site preparations for generation development opportunities at three existing sites in ERCOT, representing approximately 1.5 GW of new, dispatchable generation capacity

HOUSTON—May 7, 2024—NRG Energy, Inc. (NYSE: NRG) today reported first quarter 2024 Net Income of $511 million. Adjusted EBITDA for the first quarter was $849 million, Cash Provided by Operating Activities was $267 million, and Free Cash Flow Before Growth Investments (FCFbG) was $(40) million. Cash Provided by Operating Activities and FCFbG for the first quarter were primarily impacted by annual incentive payments, in addition to payment of Vivint Smart Home interest and seasonal inventory buildup in anticipation of the summer selling season.

“NRG continued to deliver exceptional operating and financial results during the first quarter of 2024”, said Larry Coben, NRG Chair, Interim President and Chief Executive Officer. “We are even more optimistic about the competitive energy market outlook and Smart Home adoption, and remain committed to executing our long-term strategy and capital allocation program.”

Consolidated Financial Results
Table 1:

	Three Months Ended
($ in millions)	3/31/2024	3/31/2023
Net Income/(Loss)	$511	$(1,335)
Cash Provided/(Used) by Operating Activities	$267	$(1,598)
Adjusted EBITDA	$849	$646
Free Cash Flow Before Growth Investments (FCFbG)	$(40)	$203

NRG’s first quarter 2024 Adjusted EBITDA grew by $203 million year-over-year as the Company continued its strong consolidated financial performance. The home and business integrated retail platforms delivered reliable customer counts and stable margins during the period. The East and West segments contributed higher gross margins due to favorable supply costs, partially offset by lower Texas results due primarily to mild winter weather driving lower gross margin on hedges procured as part of the Company's diversified supply strategy. NRG notably continues to excel in consumer markets where full competitive choice is available, most recently adding approximately 35 thousand customers in Lubbock, Texas, as former customers of Lubbock Power & Light fully transitioned to competitively selected retail energy providers.

The electric industry is anticipating enhanced demand in future years driven by new manufacturing, industrial, and data center facilities. As a result, NRG's extensive track record and expertise — across the Texas power market, in particular — is expected to provide significant growth opportunities across the Company's integrated operating platform, including generation, load management, and consumer product development.

2024 Capital Allocation

NRG remains committed to a disciplined capital allocation policy and strong balance sheet. In the first quarter of 2024, the Company concluded the previously announced $950 million accelerated share repurchase program, with nearly 19 million shares repurchased at an average price of $50.43 per share. NRG intends to repurchase $825 million of additional shares throughout 2024 and is currently in the market repurchasing shares through a 10b5-1 plan.

In addition, the capital allocation plan for 2024 includes approximately $500 million for liability management. On April 16, 2024, the Company amended its Credit Agreement to establish a new leverage-neutral $875 million Term Loan B facility (Term Loan). A portion of the proceeds from the Term Loan were used to repay a portion of the Company's 2.750% Convertible Senior Notes due 2048.

Through April 30, 2024, the Company repurchased $343 million in principal plus $257 million in associated in-the-money premium of the Convertible Senior Notes. The remaining portion of the proceeds from the Term Loan, together with cash on hand, are expected to be used to repay the Company's 3.75% senior secured first lien notes due 2024.

On April 10, 2024, Vivint Smart Home amended its Credit Agreement to reprice its Term Loan B facility, among other certain changes, securing more favorable pricing and repayment terms.

The annual dividend was increased in January 2024 to $1.63 from $1.51 per common share, representing an 8% increase from 2023.

NRG's share repurchase program and common stock dividend are subject to maintaining satisfactory credit metrics, available capital, market conditions, and compliance with associated laws and regulations. The timing and amount of any shares of NRG’s common stock repurchased under the share repurchase authorization will be determined by NRG’s management based on market conditions and other factors. NRG will only repurchase shares when management believes it would not jeopardize the Company’s ability to maintain satisfactory credit ratings.

Segments Results
Table 2: Net Income/(Loss)

($ in millions)	Three Months Ended
Segment	3/31/2024	3/31/2023
Texas	$349	$284
East	581	(1,402)
West/Services/Other[a]	(426)	(178)
Vivint Smart Home[b]	$7	$(39)
Net Income/(Loss)	$511	$(1,335)
a Includes Corporate segment
b Vivint Smart Home acquired in March 2023

Net Income for the first quarter of 2024 was $511 million, $1,846 million higher than the first quarter of 2023. This was primarily driven by unrealized non-cash mark-to-market gains on economic hedges in 2024 as compared to losses in 2023 in the East, due to large movements in natural gas and power prices. Certain hedge positions are required to be marked-to-market every period, while the customer contracts related to these items are not, resulting in temporary unrealized losses or gains on the economic hedges that are not reflective of the expected economics at future settlement.

Table 3: Adjusted EBITDA

($ in millions)	Three Months Ended
Segment	3/31/2024	3/31/2023
Texas	$219	$254
East	351	314
West/Services/Other[a]	56	5
Vivint Smart Home[b]	$223	$73
Adjusted EBITDA	$849	$646
a Includes Corporate segment
b Vivint Smart Home acquired in March 2023

Texas: First quarter Adjusted EBITDA was $219 million, $35 million lower than the first quarter of 2023. This decrease was primarily due to mild winter weather driving lower gross margin on hedges procured as part of the Company's diversified supply strategy, partially offset by lower plant operating expenses due to asset sales in 2023.

East: First quarter Adjusted EBITDA was $351 million, $37 million higher than the first quarter of 2023. This increase was driven by lower retail power supply costs and increased customer counts, partially offset by lower natural gas gross margin.

West/Services/Other: First quarter Adjusted EBITDA was $56 million, $51 million higher than the first quarter of 2023. This increase was primarily driven by lower retail power supply costs, higher natural gas gross margin, and the timing of planned outages at Cottonwood.

Vivint Smart Home: First quarter Adjusted EBITDA was $223 million, $150 million higher than the first quarter 2023 based on three months of results in 2024 as compared to one month in 2023. Results include growth in subscriber count of 6% and an increase in monthly recurring service margin per customer of 5% vs the prior-year period.

Liquidity and Capital Resources
Table 4: Corporate Liquidity

($ in millions)	3/31/24	12/31/23
Cash and Cash Equivalents	$278	$541
Restricted Cash	15	24
Total	293	565
Total Revolving Credit Facility and collective collateral facilities	4,501	4,278
Total Liquidity, excluding collateral deposited by counterparties	$4,794	$4,843

As of March 31, 2024, NRG's unrestricted cash was $278 million and $4.5 billion was available under the Company’s credit facilities. Total liquidity remained relatively unchanged from year-end at $4.8 billion.

Reaffirming 2024 Guidance
NRG is reaffirming its Adjusted EBITDA and FCFbG guidance for 2024 as set forth below.

Table 5: Adjusted EBITDA, Cash Provided by Operating Activities, and FCFbG Guidancea

2024
(In millions)	Guidance
Adjusted EBITDA	$3,300 - $3,550
Cash Provided by Operating Activities	$1,825 - $2,075
FCFbG	$1,825 - $2,075
a Adjusted EBITDA and FCFbG are non-GAAP financial measures; see Appendix Table A-5 for GAAP Reconciliation. Adjusted EBITDA excludes fair value adjustments related to derivatives. The Company is unable to provide guidance for Net Income due to the impact of such fair value adjustments related to derivatives in a given year. Cash Provided by
Operating Activities does not include changes in collateral deposits in support of risk management activities which are primarily associated with fair value adjustments related to derivatives

Earnings Conference Call
On May 7, 2024, NRG will host a conference call at 9:00 a.m. Eastern (8:00 a.m. Central) to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials through the investor relations website under “presentations and webcasts” on investors.nrg.com. The webcast will be archived on the site for those unable to listen in real-time.

About NRG
NRG Energy is a leading energy and home services company powered by people and our passion for a smarter, cleaner, and more connected future. A Fortune 500 company operating in the United States and Canada, NRG delivers innovative solutions that help people, organizations, and businesses achieve their goals while also advocating for competitive energy markets and customer choice. More information is available at www.nrg.com. Connect with NRG on Facebook and LinkedIn, and follow us on X (formerly known as Twitter), @nrgenergy.

Forward-Looking Statements
In addition to historical information, the information presented in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks and uncertainties and can typically be identified by terminology such as “may,” “should,” “could,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “expect,” “intend,” “seek,” “plan,” “think,” “anticipate,” “estimate,” “predict,” “target,” “potential” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements include, but are not limited to, statements about the Company’s future revenues, income, indebtedness, capital structure, plans, expectations, objectives, projected financial performance and/or business results and other future events, and views of economic and market conditions.

Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated herein include, among others, general economic conditions, hazards customary in the power industry, weather conditions and extreme weather events, competition in wholesale power, gas and smart home markets, the volatility of energy and fuel prices, failure of customers or counterparties to perform under contracts, changes in the wholesale power and gas markets, changes in government or market regulations, the condition of capital markets generally and NRG’s ability to access capital markets, NRG’s ability to execute its market operations strategy, risks related to data privacy, cyberterrorism and inadequate cybersecurity, the loss of data, unanticipated outages at NRG’s generation facilities, NRG’s ability to achieve its net debt targets, adverse results in current and future litigation, complaints, product liability claims and/or adverse publicity, failure to identify, execute or successfully implement acquisitions or asset sales, risks of the smart home and security industry, including risks of and publicity surrounding the sales, subscriber origination and retention process, the impact of changes in consumer spending patterns, consumer preferences, geopolitical tensions, demographic trends, supply chain disruptions, NRG’s ability to implement value enhancing improvements to plant operations and company-wide processes, NRG’s ability to achieve or maintain investment grade credit metrics, NRG’s ability to proceed with projects under development or the inability to complete the construction of such projects on schedule or within budget, the inability to maintain or create successful partnering relationships, NRG’s ability to operate its business efficiently, NRG’s ability to retain retail customers, the ability to successfully integrate businesses of acquired companies, including Direct Energy and Vivint Smart Home, NRG’s ability to realize anticipated benefits of transactions (including expected cost savings and other synergies) or the risk that anticipated benefits may take longer to realize than expected, and NRG’s ability to execute its capital allocation plan. Achieving investment grade credit metrics is not an indication of or guarantee that the Company will receive investment grade credit ratings. Debt and share repurchases may be made from time to time subject to market conditions and other factors, including as permitted by United States securities laws. Furthermore, any common stock dividend is subject to available capital and market conditions.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The Adjusted EBITDA, cash provided by operating activities and Free Cash Flow before Growth guidance are estimates as of May 7, 2024. These estimates are based on assumptions NRG believed to be reasonable as of that date. NRG disclaims any current intention to update such guidance, except as required by law. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this press release should be considered in connection with information regarding risks and uncertainties that may affect NRG's future results included in NRG's filings with the Securities and Exchange Commission at www.sec.gov. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in NRG’s most recent Annual Report on Form 10-K, and in subsequent SEC filings. NRG’s forward-looking statements speak only as of the date of this communication or as of the date they are made.

Contacts

Media	Investors
Chevalier Gray	Brendan Mulhern
832.763.3454	609.524.4767

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended March 31,
(In millions, except for per share amounts)	2024	2023
Revenue
Revenue	$7,429	$7,722
Operating Costs and Expenses
Cost of operations (excluding depreciation and amortization shown below)	5,685	8,778
Depreciation and amortization	268	190
Selling, general and administrative costs	591	426
Acquisition-related transaction and integration costs	9	71
Total operating costs and expenses	6,553	9,465
(Loss)/gain on sale of assets	(4)	199
Operating Income/(Loss)	872	(1,544)
Other Income/(Expense)
Equity in earnings of unconsolidated affiliates	3	5
Other income, net	30	16
Loss on debt extinguishment	(58)	—
Interest expense	(152)	(148)
Total other expense	(177)	(127)
Income/(Loss) Before Income Taxes	695	(1,671)
Income tax expense/(benefit)	184	(336)
Net Income/(Loss)	$511	$(1,335)
Less: Cumulative dividends attributable to Series A Preferred Stock	17	4
Net Income/(Loss) Available for Common Stockholders	$494	$(1,339)
Income/(Loss) per Share
Weighted average number of common shares outstanding — basic	209	230
Income/(Loss) per Weighted Average Common Share — Basic	$2.36	$(5.82)
Weighted average number of common shares outstanding — diluted	214	230
Income/(Loss) per Weighted Average Common Share —Diluted	$2.31	$(5.82)

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)
(Unaudited)

	Three months ended March 31,
(In millions)	2024	2023
Net Income/(Loss)	$511	$(1,335)
Other Comprehensive (Loss)/Income
Foreign currency translation adjustments	(8)	1
Defined benefit plans	(1)	—
Other comprehensive (loss)/income	(9)	1
Comprehensive Income/(Loss)	$502	$(1,334)

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2024	December 31, 2023
(In millions, except share data)	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$278	$541
Funds deposited by counterparties	241	84
Restricted cash	15	24
Accounts receivable, net	3,325	3,542
Inventory	581	607
Derivative instruments	3,807	3,862
Cash collateral paid in support of energy risk management activities	309	441
Prepayments and other current assets	712	626
Total current assets	9,268	9,727
Property, plant and equipment, net	1,768	1,763
Other Assets
Equity investments in affiliates	43	42
Operating lease right-of-use assets, net	179	179
Goodwill	5,076	5,079
Customer relationships, net	2,064	2,164
Other intangible assets, net	1,662	1,763
Derivative instruments	2,399	2,293
Deferred income taxes	2,100	2,251
Other non-current assets	842	777
Total other assets	14,365	14,548
Total Assets	$25,401	$26,038

	March 31, 2024	December 31, 2023
(In millions, except share data)	(Unaudited)	(Audited)

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt and finance leases	$1,101	$620
Current portion of operating lease liabilities	94	90
Accounts payable	2,027	2,325
Derivative instruments	3,591	4,019
Cash collateral received in support of energy risk management activities	241	84
Deferred revenue current	710	720
Accrued expenses and other current liabilities	1,412	1,642
Total current liabilities	9,176	9,500
Other Liabilities
Long-term debt and finance leases	9,559	10,133
Non-current operating lease liabilities	124	128
Derivative instruments	1,439	1,488
Deferred income taxes	8	22
Deferred revenue non-current	859	914
Other non-current liabilities	939	947
Total other liabilities	12,928	13,632
Total Liabilities	22,104	23,132
Commitments and Contingencies
Stockholders' Equity
Preferred stock; 10,000,000 shares authorized; 650,000 Series A shares issued and outstanding at March 31, 2024 and December 31, 2023, aggregate liquidation preference of $650; at March 31, 2024 and December 31, 2023	650	650
Common stock; $0.01 par value; 500,000,000 shares authorized; 267,365,782 and 267,330,470 shares issued and 208,166,262 and 208,130,950 shares outstanding at March 31, 2024 and December 31, 2023, respectively	3	3
Additional paid-in-capital	3,503	3,416
Retained earnings	1,212	820
Treasury stock, at cost 59,199,520 shares at March 31, 2024 and December 31, 2023	(1,971)	(1,892)
Accumulated other comprehensive loss	(100)	(91)
Total Stockholders' Equity	3,297	2,906
Total Liabilities and Stockholders' Equity	$25,401	$26,038

NRG ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended March 31,
(In millions)	2024	2023
Cash Flows from Operating Activities
Net Income/(Loss)	$511	$(1,335)
Adjustments to reconcile net income/(loss) to cash provided/(used) by operating activities:
Equity in and distributions from earnings of unconsolidated affiliates	(2)	(5)
Depreciation and amortization	268	190
Accretion of asset retirement obligations	4	6
Provision for credit losses	75	35
Amortization of nuclear fuel	—	13
Amortization of financing costs and debt discounts	11	20
Loss on debt extinguishment	58	—
Amortization of in-the-money contracts and emissions allowances	78	119
Amortization of unearned equity compensation	30	30
Net loss/(gain) on sale of assets and disposal of assets	9	(187)
Changes in derivative instruments	(535)	1,599
Changes in current and deferred income taxes and liability for uncertain tax benefits	139	(338)
Changes in collateral deposits in support of risk management activities	289	(1,412)
Changes in nuclear decommissioning trust liability	—	(16)
Changes in other working capital	(668)	(317)
Cash provided/(used) by operating activities	267	(1,598)
Cash Flows from Investing Activities
Payments for acquisitions of businesses and assets, net of cash acquired	(22)	(2,492)
Capital expenditures	(69)	(142)
Net purchases of emissions allowances	(7)	(18)
Investments in nuclear decommissioning trust fund securities	—	(87)
Proceeds from the sale of nuclear decommissioning trust fund securities	—	99
Proceeds from sales of assets, net of cash disposed	3	219
Proceeds from insurance recoveries for property, plant and equipment, net	3	71
Cash used by investing activities	(92)	(2,350)
Cash Flows from Financing Activities
Proceeds from issuance of preferred stock, net of fees	—	636
Payments of dividends to preferred and common stockholders	(118)	(87)
Equivalent shares purchased in lieu of tax withholdings	(23)	(8)
Net receipts from settlement of acquired derivatives that include financing elements	8	336
Net proceeds of Revolving Credit Facility and Receivable Securitization Facilities	—	725
Proceeds from issuance of long-term debt	—	731
Payments of debt issuance costs	—	(18)
Repayments of long-term debt and finance leases	(97)	(4)
Payments for debt extinguishment costs	(58)	—
Proceeds from credit facilities	525	1,050
Repayments to credit facilities	(525)	(825)
Cash (used)/provided by financing activities	(288)	2,536
Effect of exchange rate changes on cash and cash equivalents	(2)	3
Net Decrease in Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash	(115)	(1,409)
Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash at Beginning of Period	649	2,178
Cash and Cash Equivalents, Funds Deposited by Counterparties and Restricted Cash at End of Period	$534	$769

Appendix Table A-1: First Quarter 2024 Adjusted EBITDA Reconciliation by Operating Segment
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Texas	East	West/Services/ Other	Vivint Smart Home	Corp/Elim	Total
Net Income/(Loss)	$349	$581	$(60)	$7	$(366)	$511
Plus:
Interest expense, net	—	—	5	38	91	134
Income tax	—	(1)	(15)	2	198	184
Loss on debt extinguishment	—	—	—	—	58	58
Depreciation and amortization	67	23	24	144	10	268
ARO Expense	1	3	—	—	—	4
Contract and emission credit amortization, net	—	72	1	—	—	73
EBITDA	417	678	(45)	191	(9)	1,232
Stock-based compensation[1]	7	4	1	15	—	27
Amortization of customer acquisition costs[2]	15	16	1	15	—	47
Acquisition and divestiture integration and transaction costs[3]	—	—	—	6	4	10
Cost to achieve[4]	—	—	—	—	9	9
Deactivation costs	—	5	1	—	—	6
Loss on sale of assets	4	—	—	—	—	4
Other and non-recurring charges	1	(1)	1	(4)	(11)	(14)
Mark to market (MtM) (gains)/losses on economic hedges	(225)	(351)	104	—	—	(472)
Adjusted EBITDA	$219	$351	$63	$223	$(7)	$849
1 Stock-based compensation excludes $2 million reflected in cost to achieve and $1 million reflected in acquisition and divestiture integration and transaction costs
2 Amortization of customer acquisition costs, which are excluded from the calculation of Adjusted EBITDA, is the income statement recognition of capitalized costs related to commissions and other costs related to securing the new customer
3 Includes stock-based compensation of $1 million
4 Includes stock-based compensation of $2 million

First Quarter 2024 condensed financial information by Operating Segment:

($ in millions)	Texas	East	West/Services/ Other	Vivint Smart Home	Corp/Elim	Total
Revenue[1]	$2,233	$3,576	$1,228	$468	$(6)	$7,499
Cost of fuel, purchased power and other cost of sales[2]	1,608	2,981	1,061	53	(6)	5,697
Economic gross margin	625	595	167	415	—	1,802
Operations & maintenance and other cost of operations[3]	232	103	54	54	—	443
Selling, marketing, general and administrative[4]	173	142	52	139	5	511
Other	1	(1)	(2)	(1)	2	(1)
Adjusted EBITDA	$219	$351	$63	$223	$(7)	$849
1 Excludes MtM loss of $60 million and contract amortization of $10 million
2 Includes TDSP expense, capacity and emission credits
3 Excludes deactivation costs of $6 million, ARO expenses of $4 million, stock-based compensation of $3 million, amortization of customer acquisition costs of
$2 million and other and non-recurring charges of $(1) million
4 Excludes amortization of customer acquisition costs of $45 million, stock-based compensation of $24 million, cost to achieve of $9 million, acquisition and divestiture integration and transaction costs of $1 million and other and non-recurring charges of $1 million

The following table reconciles the condensed financial information to Adjusted EBITDA:

($ in millions)	Condensed Consolidated Results of Operations	Interest, tax, depr., amort.	MtM	Deactivation	Other adj.[2]	Adjusted EBITDA
Revenue	$7,429	$10	$60	$—	$—	$7,499
Cost of operations (excluding depreciation and amortization shown below)[1]	5,228	(63)	532	—	—	5,697
Depreciation and Amortization	268	(268)	—	—	—	—
Gross margin	1,933	341	(472)	—	—	1,802
Operations & maintenance and other cost of operations	457	—	—	(6)	(8)	443
Selling, marketing, general & administrative	591	—	—	—	(80)	511
Other	374	(318)	—	—	(57)	(1)
Net Income/(Loss)	$511	$659	$(472)	$6	$145	$849
1 Excludes operations & maintenance and other cost of operations of $457 million
2 Other adj. includes loss on debt extinguishment of $58 million, amortization of customer acquisition costs of $47 million, stock-based compensation of $27 million, acquisition and divestiture integration and transaction costs of $10 million, cost to achieve of $9 million, ARO expenses of $4 million, loss on sale of assets of $4 million and other and non-recurring charges of $(14) million

Appendix Table A-2: First Quarter 2023 Adjusted EBITDA Reconciliation by Operating Segment
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Texas	East	West/Services/ Other	Vivint Smart Home[1]	Corp/Elim	Total
Net Income/(Loss)	$284	$(1,402)	$(304)	$(39)	$126	$(1,335)
Plus:
Interest expense, net	—	(6)	6	26	106	132
Income tax	—	—	(47)	—	(289)	(336)
Depreciation and amortization	75	30	24	52	9	190
ARO Expense	2	3	1	—	—	6
Contract and emission credit amortization, net	1	115	3	—	—	119
EBITDA	362	(1,260)	(317)	39	(48)	(1,224)
Stock-based compensation[2]	6	2	1	4	—	13
Amortization of customer acquisition costs[3]	14	11	1	—	—	26
Adjustment to reflect NRG share of adjusted EBITDA in unconsolidated affiliates	—	—	4	—	—	4
Acquisition and divestiture integration and transaction costs[4]	—	—	—	30	42	72
Deactivation costs	—	4	3	—	—	7
(Gain) on sale of assets	—	(199)	—	—	—	(199)
Other and non-recurring charges	1	1	2	—	(1)	3
Mark to market (MtM) (gains)/losses on economic hedges	(129)	1,755	318	—	—	1,944
Adjusted EBITDA	$254	$314	$12	$73	$(7)	$646
1 Vivint Smart Home acquired in March 2023
2 Stock-based compensation excludes $20 million reflected in acquisition and divestiture integration and transaction costs
3 Amortization of customer acquisition costs, which are excluded from the calculation of Adjusted EBITDA, is the income statement recognition of capitalized costs related to commissions and other costs related to securing the new customer
4 Includes stock-based compensation of $20 million

First Quarter 2023 condensed financial information by Operating Segment:

($ in millions)	Texas	East	West/Services/ Other	Vivint Smart Home[1]	Corp/Elim	Total
Revenue[2]	$2,034	$4,152	$1,307	$148	$1	$7,642
Cost of fuel, purchased power and other cost of sales[3]	1,367	3,600	1,185	11	2	6,165
Economic gross margin	667	552	122	137	(1)	1,477
Operations & maintenance and other cost of operations[4]	262	103	69	18	(1)	451
Selling, marketing, general & administrative[5]	152	135	49	46	7	389
Other	(1)	—	(8)	—	—	(9)
Adjusted EBITDA	$254	$314	$12	$73	$(7)	$646
1 Vivint Smart Home acquired in March 2023
2 Excludes MtM gain of $(91) million and contract amortization of $11 million
3 Includes TDSP expense, capacity and emission credits
4 Excludes deactivation costs of $7 million, ARO expense of $6 million, other and non-recurring charges of $3 million, amortization of customer acquisition costs of $2 million and stock-based compensation of $1 million
5 Excludes amortization of customer acquisition costs of $24 million, stock-based compensation of $12 million and divestiture costs of $1 million

The following table reconciles the condensed financial information to Adjusted EBITDA:

($ in millions)	Condensed Consolidated Results of Operations	Interest, tax, depr., amort.	MtM	Deactivation	Other adj.[2]	Adjusted EBITDA
Revenue	$7,722	$11	$(91)	$—	$—	$7,642
Cost of operations (excluding depreciation and amortization shown below)[1]	8,308	(108)	(2,035)	—	—	6,165
Depreciation and amortization	190	(190)	—	—	—	—
Gross margin	(776)	309	1,944	—	—	1,477
Operations & maintenance and other cost of operations	470	—	—	(7)	(12)	451
Selling, marketing, general & administrative	426	—	—	—	(37)	389
Other	(337)	204	—	—	124	(9)
Net (Loss)/Income	$(1,335)	$105	$1,944	$7	$(75)	$646
1 Excludes operations & maintenance and other cost of operations of $470 million
2 Other adj. includes gain on sale of assets $(199) million, acquisition and divestiture integration and transaction costs of $72 million, amortization of customer acquisition costs of $26 million, stock-based compensation of $13 million, ARO expenses of $6 million, NRG share of adjusted EBITDA in unconsolidated affiliates of $4 million, other and non-recurring charges of $3 million

Appendix Table A-3: Three Months Ended March 31, 2024 and March 31, 2023 Free Cash Flow before Growth Investments (FCFbG)

The following table summarizes the calculation of FCFbG, providing a reconciliation to Cash provided by operating activities:

	Three Months Ended
($ in millions)	March 31, 2024	March 31, 2023
Adjusted EBITDA	$849	$646
Interest payments, net	(191)	(91)
Income tax	(8)	4
Net deferred revenue[1]	(64)	(2)
Amortization of customer fulfillment costs[2]	21	—
Gross capitalized contract costs[3]	(169)	(56)
Collateral / working capital / other assets and liabilities	(171)	(2,099)
Cash provided/(used) by operating activities	267	(1,598)
Net receipts from settlement of acquired derivatives that include financing elements	8	336
Acquisition and divestiture integration and transaction costs[4]	17	56
Encina site improvement	—	3
Astoria fees	—	3
Adjustment for change in collateral	(289)	1,412
Nuclear decommissioning trust liability	—	12
Effect of exchange rate changes on cash and cash equivalents	(2)	3
Adjusted cash provided by operating activities	1	227
Maintenance capital expenditures, net[5]	(52)	(41)
Environmental capital expenditures	(2)	—
Cost of acquisition	13	17
Free Cash Flow before Growth Investments (FCFbG)	$(40)	$203
1 The cash impact of Net deferred revenue is the net change in the balance sheet from capitalizing proceeds received from installation and equipment sales and then recognizing those proceeds as revenue on a straight-line basis over the expected period of benefit
2 Amortization of customer fulfillment costs, which are included in the calculation of Adjusted EBITDA, are the income statement recognition of capitalized contract costs related to the sale and installation of equipment necessary for a customer to receive the Vivint Smart Home service
3 Gross capitalized contract costs represent the costs directly related and incremental to the origination of new contracts, modification of existing contracts or to the fulfillment of the related subscriber contracts; these costs include installed products, commissions, other compensation and cost of installation of new or upgraded customer contracts; these costs are amortized on a straight-line basis over the expected period of benefit
4 Three months ended March 31,2024 includes $8 million Cost to achieve expenses, excludes $2 million and $16 million of non-cash stock-based compensation for three months ended March 31, 2024 and three months ended March 31,2023, respectively
5 Three months ended March 31, 2024 includes W.A. Parish Unit 8 insurance recoveries related to property, plant and equipment of $3 million; three months ended March 31, 2023 includes W.A. Parish Unit 8 and Limestone Unit 1 insurance recoveries related to property, plant and equipment of $71 million

Appendix Table A-4: Three Months Ended March 31, 2024 Sources and Uses of Liquidity

The following table summarizes the sources and uses of liquidity for the three months ended March 31, 2024:

($ in millions)	Three months ended March 31, 2024
Sources:
Adjusted cash provided by operating activities	1
Change in availability under revolving credit facility and collective collateral facilities	223
Return of cash collateral paid in support of energy risk management activities	132
Proceeds from sale of assets	3
Uses:
Payments of dividends to preferred and common stockholders	(118)
Repayments of long-term debt and finance leases	(97)
Payments for debt extinguishment costs	(58)
Maintenance capital expenditures, net	(52)
Payments for shares repurchased in lieu of tax withholdings	(23)
Payments for acquisitions of businesses and assets, net of cash acquired	(22)
Acquisition and divestiture integration and transaction costs	(17)
Investments and integration capital expenditures	(12)
Net purchases of emission allowances	(7)
Other investing and financing	(2)
Change in Total Liquidity	$(49)

Appendix Table A-5: 2024 Guidance Reconciliations
The following table summarizes the calculation of Adjusted EBITDA providing reconciliation to Net Income, and the calculation of FCFbG providing a reconciliation to Cash provided by operating activities:

2024
($ in millions)	Guidance
Net Income[1]	$ 750 - 1,000
Interest expense, net	640
Income tax	345
Depreciation and amortization	1,075
ARO expense	25
Amortization of customer acquisition costs[2]	215
Stock-based compensation[3]	100
Acquisition and divestiture integration and transaction costs	55
Other costs[4]	95
Adjusted EBITDA	3,300 - 3,550
Interest payments, net	(600)
Income tax	(160)
Net deferred revenue[5]	190
Amortization of customer fulfillment costs[6]	130
Capitalized contract costs[7]	(830)
Working capital / other assets and liabilities[8]	(205)
Cash provided by operating activities[9]	1,825 - 2,075
Acquisition and other costs[8]	124
Adjusted cash provided by operating activities	1,949 - 2,199
Maintenance capital expenditures, net[10]	(240) - (260)
Environmental capital expenditures	(20) - (30)
Cost of acquisition	145
Free Cash Flow before Growth Investments (FCFbG)	$ 1,825 - 2,075
1 For purposes of guidance, fair value adjustments related to derivatives are assumed to be zero
2 Amortization of customer acquisition costs is the income statement recognition of capitalized costs related to commissions and other costs related to securing new customers. NRG amortization of customer acquisition costs, excluding Vivint, is expected to be $135 million and Vivint is expected to be $80 million
3 NRG stock-based compensation, excluding Vivint, is expected to be $40 million and Vivint is expected to be $60 million
4 Includes adjustments for sale of assets, adjustments to reflect NRG share of Adjusted EBITDA in unconsolidated affiliates, deactivation costs, other non-
recurring expenses, and does not include the adjustment for Loss on debt extinguishment which was $58 million as of March 31, 2024
5 The cash impact of Net deferred revenue is the net change in the balance sheet from capitalizing proceeds received from installation and equipment and then recognizing those proceeds as revenue on a straight-line basis over the expected period of benefit
6 Amortization of customer fulfillment costs, which are included in the calculation of Adjusted EBITDA, are the income statement recognition of capitalized contract costs related to the sale and installation of equipment necessary for a customer to receive the Vivint Smart Home service
7 Gross Capitalized contract costs represent the costs directly related and incremental to the origination of new contracts, modification of existing contracts or to the fulfillment of the related subscriber contracts; these costs include installed products, commissions, other compensation, and cost of installation of new or upgraded customer contracts; these costs are amortized on a straight-line basis over the expected period of benefit
8 Working capital / other assets and liabilities include payments for Acquisition and divestiture integration and transaction costs, which is adjusted in
Acquisition and other costs
9 Excludes fair value adjustments related to derivatives and changes in collateral deposits in support of risk management activities
10 Includes W.A. Parish Unit 8 expected insurance recoveries related to property, plant and equipment

EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.
EBITDA represents net income before interest expense (including loss on debt extinguishment), income taxes, depreciation and amortization, asset retirement obligation expenses, contract amortization consisting of amortization of power and fuel contracts and amortization of emission allowances. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:

•EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;
•EBITDA does not reflect changes in, or cash requirements for, working capital needs;
•EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.
Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. As NRG defines it, Adjusted EBITDA represents EBITDA excluding the impact of stock-based compensation, amortization of customer acquisition costs (primarily amortized commissions), impairment losses, deactivation costs, gains or losses on sales, dispositions or retirements of assets, any mark-to-market gains or losses from forward position of economic hedges, adjustments to exclude the Adjusted EBITDA related to the non-controlling interest, gains or losses on the repurchase, modification or extinguishment of debt, the impact of restructuring and any extraordinary, unusual or non-recurring items, plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments.  The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.

Management believes Adjusted EBITDA is useful to investors and other users of NRG's financial statements in evaluating its operating performance because it provides an additional tool to compare business performance across companies and across periods and adjusts for items that we do not consider indicative of NRG’s future operating performance. This measure is widely used by debt-holders to analyze operating performance and debt service capacity and by equity investors to measure our operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired. Management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations, and for evaluating actual results against such expectations, and in communications with NRG's Board of Directors, shareholders, creditors, analysts and investors concerning its financial performance.
Adjusted Cash provided by operating activities is a non-GAAP measure NRG provides to show Cash provided/(used) by operating activities with the reclassification of net payments of derivative contracts acquired in business combinations from financing to operating cash flow, as well as the add back of merger, integration, related restructuring costs, changes in the nuclear decommissioning trust liability, and the impact of extraordinary, unusual or non-recurring items. The Company provides the reader with this alternative view of Cash provided/(used) by operating activities because the cash settlement of these derivative contracts materially impact operating revenues and cost of sales, while GAAP requires NRG to treat them as if there was a financing activity associated with the contracts as of the acquisition dates. The Company adds back merger, integration related restructuring costs as they are one time and unique in nature and do not reflect ongoing Cash Flows from Operating Activities and they are fully disclosed to investors. The company excludes changes in the nuclear decommissioning trust liability as these amounts are offset by changes in the decommissioning fund shown in Cash Flows from Investing Activities.

Free Cash Flow before Growth Investments is Adjusted Cash provided by operating activities less maintenance and environmental capital expenditures, net of funding and insurance recoveries related to property, plant and equipment, dividends from preferred instruments treated as debt by ratings agencies, and distributions to non-controlling interests and is used by NRG predominantly as a forecasting tool to estimate cash available for debt reduction and other capital allocation alternatives. The reader is encouraged to evaluate each of these adjustments and the reasons NRG considers them appropriate for supplemental analysis. Because we have mandatory debt service requirements (and other non-discretionary expenditures) investors should not rely on Free Cash Flow before Growth Investments as a measure of cash available for discretionary expenditures.

Free Cash Flow before Growth Investments is utilized by Management in making decisions regarding the allocation of capital. Free Cash Flow before Growth Investments is presented because the Company believes it is a useful tool for assessing the financial performance in the current period. In addition, NRG’s peers evaluate cash available for allocation in a similar manner and accordingly, it is a meaningful indicator for investors to benchmark NRG's performance against its peers. Free Cash Flow before Growth Investments is a performance measure and is not intended to represent Net Income/(Loss), Cash provided/(used) by operating activities (the most directly comparable U.S. GAAP measure), or liquidity and is not necessarily comparable to similarly titled measures reported by other companies.